NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

CUSIP NO. 03763A 20 7

apollomed

APOLLO MEDICAL HOLDINGS, INC.

AUTHORIZED COMMON STOCK: 100,000,000 SHARES
PAR VALUE: $0.001

SPECIMEN

THIS CERTIFIES THAT

Is The Record Holder Of

Shares of **APOLLO MEDICAL HOLDINGS, INC.** Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CHIEF EXECUTIVE OFFICER

SECRETARY

APOLLO MEDICAL HOLDINGS, INC.
CORPORATE
Seal
DELAWARE
★ ★ ★ ★ ★

COUNTERSIGNED:
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

T LAKE CITY, UTAH

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature